EMPLOYMENT AND CHANGE IN CONTROL AGREEMENT

THIS EMPLOYMENT AND CHANGE IN CONTROL AGREEMENT (this “Agreement”) is made and entered into this 9th day of January, 2015, by and between Interface, Inc., a corporation organized under the laws of the State of Georgia, U.S.A. (the “Company”), and Jay D. Gould, a resident of Atlanta, Georgia (“Executive”).

W I T N E S S E T H:

WHEREAS, the parties hereto desire to enter into an employment agreement setting forth the terms of Executive’s employment with the Company and one or more of its subsidiaries or affiliated companies; and

WHEREAS, the Company desires to enter into a change in control agreement with Executive to assure both itself and its key employees of continuity of management and objective judgment in the event of a change in control of the Company, and to induce Executive to remain employed by the Company under certain circumstances; and

WHEREAS, the parties desire to enter into this Agreement in compliance with Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”);

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Employment; Title; Position Location. Subject to the terms and conditions of this Agreement, Executive shall be employed by the Company as Executive Vice President and Chief Operating Officer of the Company, and shall perform such duties and functions for the Company as shall be specified from time to time by the Chief Executive Officer (“CEO”) or Board of Directors (the “Board”) of the Company. On a future date that falls no later than the one year anniversary of the date upon which Executive’s employment term commences hereunder, Executive’s title will be changed to President and Chief Operating Officer of the Company assuming (a) Executive remains employed with the Company and (b) both the Board and the CEO remain satisfied with Executive’s performance.

Executive accepts such employment and agrees to perform such executive duties as may be assigned to Executive. Executive may be relocated (prior to a Change in Control), Executive’s titles and duties may be further changed, and Executive may be promoted to a higher position within the Company, but Executive will not be demoted or given lesser titles. Executive shall initially reside in Atlanta, Georgia and office at the Company’s corporate headquarters.

2. Duties; Reporting.  Executive shall devote his full business-related time and best efforts to accomplishing such executive duties as may be requested by the CEO of the Company, acting under authorization from the Board. Executive shall report to the Company’s CEO, and will be a member of the Company’s senior management team.

3. Avoidance of Conflict of Interest; Board Memberships.  While employed by the Company, Executive shall not engage in any other business enterprise without the prior written consent of the Company. Without limiting the foregoing, Executive shall not serve as a principal, partner, employee, officer or director of, or consultant to, any other business or entity conducting business for profit without the prior written approval of the Company. The Company, however, actively encourages third-party board membership (both for-profit and non-profit) by Executive so long as participation does not, in the Company’s reasonable opinion, compromise the performance of Executive’s normal job duties (typically such board memberships are limited to no more than two board positions at any one time).

In addition, under no circumstances will Executive have any financial interest in any competitor of the Company; provided, however, Executive may invest in no more than one percent of the outstanding stock or securities of any competitor, the stock or securities of which are traded on a national stock exchange of any country.

4. Term.  Unless otherwise agreed by the parties, the effective date of this Agreement (and Executive’s start-date of employment) shall be January 26, 2015. The duration of this Agreement (the “term”) shall be for a rolling, one-year term commencing on January 26, 2015, and shall be deemed automatically (without further action by either the Company or Executive) to extend each day for an additional day such that the remaining term of this Agreement shall continue to be one year; provided, however, that on Executive’s 64th birthday, this Agreement shall cease to extend automatically and, on such date, the remaining term of this Agreement shall be one year.

5. Termination.  Executive’s employment with the Company may be terminated as provided in this Section 5:

(a)           Definitions.

  In addition to the terms defined elsewhere in this Agreement, the following terms shall have the meanings ascribed to them below.

(i) “Cause” shall mean, for purposes of this Agreement (except with respect to a Section 409A Separation from Service following a Change in Control, which is addressed in Section 7(a)(i) hereof): (A) Executive’s fraud, dishonesty, gross negligence, or willful misconduct with respect to business affairs of the Company (including its subsidiaries and affiliated companies), (B) Executive’s refusal or repeated failure to follow the established lawful policies of the Company applicable to persons occupying the same or similar positions, (C) Executive’s material breach of this Agreement, or (D) Executive’s conviction of a felony or other crime involving moral turpitude.  A termination of Executive for Cause based on clause (A), (B) or (C) of the preceding sentence shall take effect 30 days after Executive receives from the Company written notice of intent to terminate and the Company’s description of the alleged Cause, unless Executive shall, during such 30-day period, remedy the events or circumstances constituting Cause; provided, however, such termination shall take effect immediately upon the giving of written notice of termination for Cause under any of such clauses if the Company shall have determined in good faith that such events or circumstances are not remediable (which determination shall be stated in such notice).

(ii) “Section 409A Separation from Service” (iii)  shall mean a separation from service with the Company and affiliated entities, as defined in Code Section 409A and guidance issued thereunder. As a general overview, under Code Section 409A, an employee will separate from service if the employee dies, retires, or otherwise has a termination of employment determined in accordance with the following:

(A) Leaves of Absence.  The employment relationship is treated as continuing intact while Executive is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or, if longer, so long as Executive retains a right to reemployment with the Company under an applicable statute or by contract. A leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that Executive will return to perform services for the Company. If the period of leave exceeds six months and Executive does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first day immediately following such six-month period.

(B) Status Change.  Generally, if Executive performs services both as an employee and an independent contractor, Executive must separate from service both as an employee and as an independent contractor, pursuant to standards set forth in the applicable regulations promulgated by the Secretary of Treasury under Code Section 409A (“Treasury Regulations”), to be treated as having a separation from service. However, if Executive provides services to the Company as an employee and as a member of the Board, the services provided as a director are not taken into account in determining whether Executive has a separation from service as an employee for purposes of this Agreement.

(C) Termination of Employment.  Whether a termination of employment has occurred is determined based on whether the facts and circumstances indicate that the Company and Executive reasonably anticipate that no further services would be performed after a certain date or that the level of bona fide services Executive would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than 49 percent of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the Company if Executive has been providing services to the Company less than 36 months).  Facts and circumstances to be considered in making this determination include, but are not limited to, whether Executive continues to be treated as an employee for other purposes (such as continuation of salary and participation in employee benefit programs), and whether similarly situated service providers have been treated consistently. For periods during which Executive is on a paid bona fide leave of absence and has not otherwise terminated employment as described in subsection (A) above, for purposes of this subsection (C), Executive is treated as providing bona fide services at a level equal to the level of services that Executive would have been required to perform to receive the compensation paid with respect to such leave of absence. Periods during which Executive is on an unpaid bona fide leave of absence and has not otherwise terminated employment are disregarded for purposes of this clause (C) (including for purposes of determining the applicable 36-month (or shorter) period).

The Company and Executive reasonably anticipate, as of the date of this Agreement, that the level of Executive’s post-employment services for the Company, if any, will be no more than 49% of the historical level of services (as described hereinabove) that Executive has provided (such that he will have a Section 409A Separation from Service as of the date of his termination of employment). Notwithstanding the foregoing, the parties acknowledge that they should reassess the anticipated level of services as of the date of Executive’s termination of employment to confirm that it is sufficiently limited so that such termination date will be the date of Executive’s Section 409A Separation from Service. While it is anticipated Executive’s Section 409A Separation from Service will occur on the date that his employment terminates, this Agreement is drafted to take into account the chance that it will not.

(D) Service with Affiliates.  For purposes of determining whether a separation from service has occurred under the above provisions, the “Company” shall include the Company and all entities that would be treated as a single employer with the Company under Section 414(b) or (c) of the Internal Revenue Code of 1986, as amended (the “Code”), but substituting “at least 50 percent” instead of “at least 80 percent” each place it appears in applying such rules.

(b) Termination by the Company After Notice of Resignation.  Executive may voluntarily terminate his employment hereunder at any time, effective 90 days after delivery to the Company of Executive’s signed, written resignation. The Company may accept said resignation and, at its option, terminate Executive’s employment before the end of such 90-day period; provided, if Executive has given such 90 days notice, then the Company shall pay Executive, in lieu of waiting for passage of the notice period and in addition to the amounts payable to Executive pursuant to Section 6 below, an amount equal to the salary that would have been paid to Executive through the end of the notice period had his actual employment continued. Any such amount payable by the Company (in lieu of waiting for the passage of the notice period) for the period after Executive’s actual termination of employment shall be paid in a single lump-sum cash payment within 30 days after the date of Executive’s actual termination of employment.

(c) Termination by the Company.  Subject to the terms of Section 5(d) below, the Company may terminate Executive’s employment hereunder, in its sole discretion, whether with or without Cause, at any time upon written notice to Executive.

(d) Termination Without Cause.  If, prior to the end of the term of this Agreement, the Company terminates Executive’s employment with the Company without Cause, Executive shall be entitled to receive the compensation and benefits set forth in clauses (i) through (vi) below. The time periods for which compensation and benefits will be provided with respect to clauses (i) through (v) below is referred to herein as the “Continuation Period,” which means the time period remaining from the date of Executive’s termination of employment to the end of the remaining term of this Agreement as provided in Section 4 above. Executive shall have no duty to mitigate any of the damages or amounts payable hereunder. The fact that Executive is eligible for retirement, including early retirement, under any applicable retirement plans or agreements at the time of Executive’s termination shall not make Executive ineligible to receive benefits under this Section 5(d).

   (i) Salary.  Executive will continue to receive an amount equal to his current salary (the “Continued Salary Payments”) for the Continuation Period. For purposes hereof, Executive’s “current salary” shall be the highest rate in effect during the six-month period prior to Executive’s termination of employment. Executive will receive the Continued Salary Payments on a semi-monthly basis, payable on or about the fifteenth day and last day of each calendar month, in substantially equal installments, beginning on the earliest such payment date following the date of Executive’s termination of employment. Notwithstanding the foregoing, the payment of any portion of the Continued Salary Payments that (A) is not exempt from Code Section 409A, and (B) is payable (based on the payment schedule hereinabove) before, or within the six-month period immediately following, the date of Executive’s Section 409A Separation from Service, will be delayed and will be made in a single lump-sum cash payment upon the day after the six-month anniversary of Executive’s Section 409A Separation from Service.

(ii) Bonuses and Incentives.  Executive shall receive cash bonus payments from the Company for each calendar month during the Continuation Period in an amount equal to one-twelfth of the bonus paid to Executive under the regular executive bonus program (as amended, the “Executive Bonus Plan”) for the fiscal year immediately preceding the year in which his termination of employment occurs. Executive will receive these payments (the “Continued Bonus Payments”) on a semi-monthly basis, payable on or about the fifteenth day and the last day of each calendar month, in substantially equal installments, beginning on the earliest such payment date following the date of Executive’s termination of employment. Notwithstanding the foregoing, the payment of any portion of the Continued Bonus Payments that (A) is not exempt from Code Section 409A, and (B) is payable (based on the payment schedule hereinabove) before, or within the six-month period immediately following, the date of Executive’s Section 409A Separation from Service, will be delayed and will be made in a single lump-sum cash payment upon the day after the six-month anniversary of Executive’s Section 409A Separation from Service.

Executive also shall receive a prorated bonus for the year in which Executive’s employment terminates. Such bonus shall be equal to (A) the bonus paid to Executive for the fiscal year immediately preceding the year in which termination of employment occurs, (B) multiplied by the number of days Executive worked in the year of his employment termination, (C) divided by 365 days (“Prorated Bonus”). The Prorated Bonus shall be paid in a lump sum in cash within 30 days after the date of Executive’s termination of employment. Notwithstanding the foregoing, if the Prorated Bonus (or any portion thereof) is not exempt from Code Section 409A, the Prorated Bonus (or such portion) will be paid in a single lump-sum cash payment upon the day after the six-month anniversary of Executive’s Section 409A Separation from Service.

Any bonus amounts that Executive had previously earned from the Company but which may not yet have been paid as of the date of termination shall not be affected by this provision.

(iii) Health Insurance Coverages.  The health insurance benefit coverages, whether self insured or commercially insured by the Company, provided to Executive at Executive’s date of termination shall be continued for and during the Continuation Period by the Company at the same level and in the same manner as if Executive’s employment had not terminated (subject to the customary changes in such coverages upon Executive’s retirement, reaching age 65 or similar events). Any additional health benefit coverages Executive had at termination, including spousal and/or dependent coverage, will also be continued for and during the Continuation Period on the same terms, to the extent permitted by the applicable policies or contracts. The expense of all such health insurance benefit coverages shall be paid by the Company and/or Executive in the same respective amounts as each would pay if Executive’s employment had not terminated. Executive shall pay his portion of such expenses by separate check payable to the Company each month in advance (or in such other manner, such as withholding a portion of monthly payments otherwise payable to Executive hereunder, as the Company may agree). If the terms of any benefit plan referred to in this subsection do not permit continued participation by Executive, then the Company will arrange for other coverage at its expense providing substantially similar benefits. The coverages provided for in this subsection shall be applied against and reduce the period for which COBRA benefits will be provided.

(iv) Life and Long-Term Care Insurance Coverages.  The life and long-term care insurance benefit coverages provided to Executive at Executive’s date of termination shall be continued for and during the Continuation Period by the Company at the same level and in the same manner as if Executive’s employment had not terminated (subject to the customary changes in such coverages upon Executive’s retirement, reaching age 65 or similar events). Any additional life and long-term care coverages Executive had at termination, including spousal and/or dependent coverage, will also be continued for and during the Continuation Period on the same terms, to the extent permitted by the applicable policies or contracts.  The expense of all such life and long-term care benefit coverages shall be paid by the Company and/or Executive in the same respective amounts as each would pay if Executive’s employment had not terminated. Executive shall pay his portion of such expenses by separate check payable to the Company each month in advance (or in such other manner, such as withholding a portion of monthly payments otherwise payable to Executive hereunder, as the Company may agree). If the terms of any benefit plan referred to in this subsection do not permit continued participation by Executive, then the Company will arrange for other coverage at its expense providing substantially similar benefits.

(v) Employee Retirement Plans.  Upon the termination of Executive’s employment, Executive shall no longer actively participate in the tax-qualified employee retirement plans maintained by the Company. However, with respect to any such plans, the Company shall pay to Executive the following amounts:

(A) Savings Plan Company Match.  The Company shall pay to Executive an amount equal to the dollar amount of matching contributions, if any, that would have been made to Executive’s account(s) under the Interface, Inc. Savings and Investment Plan or any successor Code Section 401(k) plan (the “Savings Plan”) if Executive had continued to actively participate in the Savings Plan and had made deferrals, at the level in effect on the date of his termination of employment, throughout the Continuation Period.

(B) Savings Plan Vesting.  To the extent that Executive is not fully vested under the Savings Plan on the date of his termination of employment, the Company shall pay to him an amount equal to (1) the value of his Savings Plan account on the date of his termination of employment had he been fully vested on such date, minus (2) the actual value of his vested Savings Plan account (under such vesting rules) on such date.

(C) Timing of Payment.  All amounts payable pursuant to this clause (v) shall be paid to Executive, or, if applicable, Executive’s spouse, estate or other beneficiary, in one lump-sum cash payment within 30 days after the date of Executive’s termination of employment, with any portion of such amount that is not exempt from Code Section 409A to be paid upon the day after the six-month anniversary of Executive’s Section 409A Separation from Service.

(vi) Stock Awards.

(A) Stock Options.  As of Executive’s date of termination, all outstanding stock options granted to Executive under the Interface, Inc. Omnibus Stock Incentive Plan (Amended and Restated effective February 22, 2006) and any similar plan(s) in effect at the time of Executive’s termination of employment (collectively, the “Stock Plans”), shall become 100% vested and thus immediately exercisable.  To the extent inconsistent with this immediate vesting requirement, the provisions of this clause (vi)(A) shall constitute an amendment of Executive’s stock option agreements under the Stock Plans.

(B) Restricted Stock, etc.  In addition, but only to the extent expressly provided in any restricted stock or other award agreement associated with a Stock Plan, restrictions on all shares of restricted stock (and other performance shares, performance units or deferred shares) awarded to Executive under the Stock Plans shall lapse, and the affected shares shall become 100% vested.

(vii) Cessation Upon Death.  The continuation benefits payable or to be provided under clauses (i), (ii), (iii), (iv) and (v) of this Section 5(d) shall cease in the event of Executive’s death.  (The foregoing shall not operate or be construed to negate the benefits payable to Executive and Executive’s estate under the plans and policies referenced in clauses (iii), (iv) and (v) of this Section 5(d) or under any other plans and policies referenced in this Agreement. Furthermore, in the event of Executive’s death following a Change in Control, the provisions of Section 7(c)(iv) shall govern.)

(viii) Additional Consideration.  To be entitled to receive the foregoing compensation, Executive shall sign such additional release of claims, confidentiality agreement and other documents the Company may reasonably request of Executive, on or before the time of any initial payment hereunder; and, for so long as Executive is entitled to the benefits of such compensation, Executive shall cooperate fully with and devote Executive’s reasonable best efforts to providing assistance requested by the Company.  Such assistance shall not require Executive to be active in the Company’s day-to-day activities or engage in any substantial travel, and Executive shall be reimbursed for all reasonable and necessary out-of-pocket business expenses incurred in providing such assistance. Any reimbursements made pursuant to the preceding sentence shall be made as soon as practicable, but not later than 30 days after Executive submits evidence of such expenses to the Company.

6.     Effect of Other Termination Events.  If Executive is terminated for Cause prior to the end of the term of this Agreement, then Executive shall be entitled to no payment or compensation whatsoever from the Company under this Agreement, other than such salary, reimbursable expenses  and other amounts as may properly be due Executive through Executive’s last day of employment.  If Executive voluntarily resigns from employment (other than a Separation from Service for Good Reason, as defined in Section 7(a)(iv) below), then Executive shall be entitled to an amount equal to: (a) Executive’s salary, reimbursable expenses and other amounts as may be due Executive through the last day of Executive’s employment, and (b) the annual bonus for the calendar year in which Executive’s employment terminates, prorated through the last day of Executive’s employment (the amount of such bonus to be determined by the Company based on the audited year-end financial results of the Company). If Executive’s employment is terminated due to Executive’s disability (as defined in the Company’s long-term disability plan or insurance policy) or death, Executive shall be entitled to the amounts described in the preceding sentence, as well as any amounts that may be due under the Company’s short and long-term disability plans or, in the case of death, the Company’s life insurance payment policy or plan in effect for executives of Executive’s level or pursuant to the terms of any separate agreement concerning split-dollar or similar life insurance; provided, Executive or Executive’s estate, as the case may be, shall not by operation of this provision forfeit any rights in which Executive is vested (or becomes vested) at the time of Executive’s disability or death (including, without limitation, the rights and benefits provided under the Stock Plans or any applicable retirement plans).

Executive or, if appropriate, Executive’s spouse, estate or other beneficiary (as applicable) shall receive the amounts due under the first sentence of this Section 6 and clause (a) of the second sentence of this Section 6 in a single lump-sum cash payment within 30 days after the date of Executive’s termination of employment.

Executive or, if appropriate, Executive’s spouse, estate or other beneficiary, shall receive the amounts due under clause (b) of the second sentence of this Section 6 in a single lump-sum cash payment between January 1 and March 15, inclusive, of the calendar year immediately following the calendar year in which his employment terminates under this Section 6.

7.  Change in Control.

(a) Definitions.  In addition to the terms defined elsewhere in this Agreement, the following terms shall have the meanings ascribed to them below.

(i) “Cause” shall mean, with respect to any Section 409A Separation from Service following a Change in Control:  (A) an act that constitutes, on the part of Executive, fraud, dishonesty, gross negligence or willful misconduct and which directly results in injury to the Company, or (B) Executive’s conviction of a felony or other crime involving moral turpitude.  A termination of Executive for Cause based on clause (A) of the preceding sentence shall take effect 30 days after the Company gives written notice of such termination to Executive specifying the conduct deemed to qualify as Cause, unless Executive shall, during such 30-day period, remedy the events or circumstances constituting Cause to the reasonable satisfaction of the Company.  A termination for Cause based on clause (B) above shall take effect immediately upon the Company’s delivery of the termination notice.

(ii) “Change in Control” shall mean a change of ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, all within the meaning of Code Section 409A and guidance issued thereunder.  As a general overview, Code Section 409A defines “change in control” as any of the following:

   (A)  Change in the Ownership of the Company.  A change in ownership of the Company occurs on the date that any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock then held by such person or group constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company.  However, if any one person, or more than one person acting as a group, is considered to own more than 50 percent of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of the Company or to cause a change in the effective control of the Company.  An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this clause (A). This clause (A) applies only when there is a transfer of stock of the Company (or issuance of stock of the Company) and stock in the Company remains outstanding after the transaction.

(B)  Change in the Effective Control of the Company.  A change in the effective control of the Company will occur on either of the following dates:

(1) The date any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 30 percent or more of the total voting power of the stock of the Company; or

(2) The date a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board before the date of the appointment or election.

(C) Change in the Ownership of a Substantial Portion of the Company’s Assets.  A change in the ownership of a substantial portion of the Company’s assets occurs on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions.

(iii) “Involuntary Separation from Service” (and “Involuntarily Separated from Service” and other similar terms) shall mean a Section 409A Separation from Service brought about as a direct result of the independent exercise of the unilateral authority of the Company to terminate Executive’s services (other than at Executive’s request) at a time when Executive is willing and able to continue services, for any reason other than for Cause.

     (iv) “Separation from Service for Good Reason” (and “Separates from Service for Good Reason” and other similar terms) shall mean a Section 409A Separation from Service that is voluntary on the part of Executive and that occurs within two years after the initial existence of one or more of the following conditions that occur without Executive’s consent, to the extent that there is, or would be if not corrected, a material negative change in Executive’s employment relationship with the Company:

(A) A material reduction of Executive’s responsibilities, title or status resulting from a formal change in such title or status, or from the assignment to Executive of any duties inconsistent with Executive’s title, duties or responsibilities in effect within the year prior to the Change in Control;

(B) A material reduction in Executive’s compensation or benefits (a reduction in value of five percent or more will be deemed material, however, whether a reduction of less than five percent is or is not material will be determined at the time of such reduction based on all of the facts and circumstances at that time); or

(C) A Company-required, material, involuntary relocation of Executive’s place of residence or a material increase in Executive’s travel requirements (such as a relocation outside of the city of Atlanta and the twelve core counties currently comprising the metropolitan Atlanta, Georgia area (Fulton, Dekalb, Gwinnett, Cobb, Clayton, Coweta, Douglas, Fayette, Paulding, Forsyth, Cherokee and Henry) will be deemed material, however, whether such a relocation within the metropolitan Atlanta area (as described above) is or is not material will be determined at the time of such relocation based on all of the facts and circumstances at that time).

In order to Separate from Service for Good Reason hereunder, Executive must provide notice to the Company of the existence of one of the above conditions within 90 days of the initial existence of the condition, and such termination for Good Reason shall not take effect unless the Company does not cure the condition within 30 days of such notice.

(b) Vesting Upon Change in Control.  Upon the occurrence of a Change in Control during the term of this Agreement, (i) all outstanding stock options (and stock appreciation rights, if any) granted to Executive under the Stock Plans shall become 100% vested and thus immediately exercisable, and (ii) all restrictions on, and vesting requirements for, all shares of restricted stock (or other performance shares, performance units or deferred shares) awarded to Executive under the Stock Plans shall lapse, and such shares and awards shall become 100% vested and immediately payable to Executive. To the extent inconsistent with this immediate vesting requirement, the provisions of this subsection (b) shall constitute an amendment of Executive’s stock option agreements, restricted stock agreements and other award agreements issued under the Stock Plans.

(c) Certain Separations from Service within 12 Months Following a Change in Control.  If a Change in Control occurs during the term of this Agreement, and within 12 months following the date of such Change in Control Executive is Involuntarily Separated from Service or Separates from Service for Good Reason, Executive shall be entitled to all of the benefits described in clauses (i) through (v) of Section 5(d) of this Agreement following Executive’s termination of employment, but subject to the modifications specified in clauses (i) through (iii) immediately below.

(i) Salary.  Instead of the periodic Continued Salary Payments described in Section 5(d)(i) of this Agreement, Executive shall receive an amount equal to (A) the amount of such Continued Salary Payments payable during each month (B) multiplied by 24, and such amount shall be paid to Executive in a lump-sum payment in cash (without discounting or any other adjustment for the time value of money) within 30 days after the date of Executive’s Section 409A Separation from Service (or such earliest date as permitted under Code Section 409A).

(ii) Bonuses and Incentives.  Instead of the periodic Continued Bonus Payments described in Section 5(d)(ii) of this Agreement, Executive shall receive an amount equal to (A) one-twelfth of the average of the bonuses paid to Executive under the Executive Bonus Plan for the two calendar years immediately preceding the year in which his termination of employment occurs (B) multiplied by 24, and such amount shall be paid to Executive in a lump-sum payment in cash (without discounting or any other adjustment for the time value of money) within 30 days after the date of Executive’s Section 409A Separation from Service  (or such earliest date as permitted under Code Section 409A). This Section 7(c)(ii) shall not affect any other provision of Section 5(d)(ii), including, without limitation, the terms of such provision relating to the Prorated Bonus.

(iii) Executive’s Death.  In the event Executive shall die within 12 months following a Change in Control, all amounts and benefits which would have been payable or due to Executive if Executive had continued to live (including, in the event Executive dies after being Involuntarily Separated from Service or after having Separated from Service for Good Reason, the amounts and benefits described in Section 7 hereof) shall be paid and provided in accordance with the terms of this Agreement to the executors, administrators, heirs or personal representatives of Executive’s estate.

8.  Compensation and Benefits.  During the term of Executive’s employment with the Company hereunder:

(a)  Salary.  Executive’s initial base salary (“base salary”) under this Agreement shall be US$ 750,000.

(b)  Bonus.  Executive shall be eligible for an annual bonus opportunity in an amount based upon 100% of Executive’s yearly base salary, subject to the terms and conditions of the Company’s Executive Bonus Plan. Executive’s targets and goals under the Company Executive Bonus Plan shall be the same as or similar to those that apply to the senior corporate staff who report to the Company’s CEO and are located at the Company’s corporate headquarters (generally based on the Company’s achievement of annual revenue, operating income, cash flow, and margin targets as approved by the Compensation Committee of the Board).

       (c)   Restricted Stock.  Effective upon Executive’s commencement of employment, the Company will award Executive a grant of approximately 53,900 restricted shares of Company common stock. The number of shares anticipated to be granted has been determined based on an assumed Company common stock price of $16.00 per share (and is therefore subject to potential adjustment), and represents an amount approximately equivalent to 115% of Executive’s initial base salary hereunder.   The specific performance criteria and structural terms of this award will be governed by the provisions of the agreement documenting this restricted stock grant to Executive, but are anticipated to include the same criteria and terms as are included in the grants made to other Company senior executives (typically a three-year performance period with vesting based on 15%, 10% and 10% year-over-year compounded growth in Company earnings per share plus dividends paid, as well as a concurrent time vesting element that will cause 50% of the shares that do not previously performance vest to “time” vest over a three-year period assuming Executive’s continued employment). Executive shall thereafter continue to be eligible for periodic (typically annual) equity grants under the Company’s regular executive equity program.

Additionally, and also effective upon Executive’s commencement of employment, the Company will award Executive a grant of restricted shares of Company common stock with a value (as of the grant date) in an amount approximately equal to $475,000.  The number of shares to be granted will be established by dividing $475,000 by the market price of a single share of Company common stock as of the grant award date. The specific terms of this award will be governed by the provisions of the agreement documenting this restricted stock grant to Executive, which in relevant part will specify that 50% of the restricted shares will vest on the first anniversary of the date upon which Executive’s employment term commences, with the remaining 50% of the shares vesting on the second anniversary of the date upon which Executive’s employment term commences, both assuming and subject to Executive’s continued employment on such vesting dates.

(d)  Continuity. Executive’s salary, current perquisites (including, but not limited to, company leased car or car allowance) and bonus opportunity (currently expressed as a percentage of Executive’s base salary) may be increased from time to time as determined by the CEO or the Board (or Committee of the Board), but shall not be reduced or eliminated.

(e)   Employment Benefits. Executive shall be eligible to participate in the Company’s various health and other employment benefit plans (including but not limited to Medical, Vision, Dental, Life, Disability, Long-Term Care, 401(k) Plan, and Non-qualified Savings Plan), and such other employee benefits as Executive may be eligible to receive in accordance with the established plans and policies of the Company as in effect from time to time.

(f)  Vacation.  Executive shall be entitled to four weeks of vacation with pay per year.

(g)   Car Allowance.  Executive shall receive a $1,250 per month cash car allowance (or a commensurate Company-leased vehicle) in accordance with the terms of the Company’s current car program applicable to senior officers.

(h)  Relocation Assistance.  The Company shall reimburse Executive for, or pay directly, certain expenses associated with the relocation of any of Executive’s household items and/or personal effects to the Atlanta, Georgia metropolitan area (as described herein), with the amount of such payment or reimbursement not to exceed $25,000.

(i)  Tax Return Preparation Expense Reimbursement. The Company shall reimburse Executive for, or pay directly, fees and expenses associated with the preparation of Executive’s Federal and State income tax returns, with the amount of such payment or reimbursement not to exceed $2,250 per year. Executive acknowledges this provision covers tax preparation costs, and not the reimbursement or payment of any potential tax liabilities to any tax authority.

(j) Short-Term Disability Benefits.  For purposes of this subsection (j), “Disability” and “Disabled” shall mean Executive’s inability, as a result of physical or mental incapacity, to substantially perform Executive’s duties for the Company on a full-time basis for a continuous period of six months.  Upon the Company being made aware of Executive’s Disability, Executive shall be entitled to receive, for a period of six months (the “Short-Term Disability Period”), the following:

(i)           Continued Salary.  An amount equal to his current salary for the shorter of (A) his Short-Term Disability Period, or (B) the period he remains Disabled. For purposes hereof, Executive’s “current salary” shall be the rate in effect on the day immediately prior to the date upon which the Company is made aware of Executive’s Disability. Executive will receive such salary payments in accordance with the Company’s normal executive payroll processes.

(ii)           Bonus and Incentives.  Executive shall continue to participate in each applicable bonus and incentive plan of the Company during the Short-Term Disability Period. Executive will receive bonus and incentive payments, if any, in accordance with the normal processes and timing for payment of such amounts to executives who are actively at work.

Any Disability continuing beyond such Short-Term Disability Period will be dealt with in accordance with the long-term disability policy of the Company, as in effect from time to time.

(k)  Tax Equalization.  In the event of Executive’s relocation outside the United States and its legal territories, the Company and Executive will cooperate in good faith to agree on such adjustments to Executive’s compensation and benefits package as are appropriate to provide consistent after-tax income to Executive equivalent to that of a person receiving Executive’s pay and benefits taxable under the terms of the Code, while also acting in the best interests of the Company.

9. Restrictive Covenants.

(a) Definitions.  In addition to the terms defined elsewhere in this Agreement, the following terms shall have the meanings ascribed to them as set forth below.

(i) “Company” shall mean, for the purposes of, and as used in, this Section 9, Interface, Inc. and its direct and indirect subsidiaries and affiliated entities throughout the world.

(ii) “Confidential Information” shall mean information relating to the Company’s customers, operations, finances, and business in any form that derives value from not being generally known to other persons or entities, including, but not limited to, technical or nontechnical data, formulas, patterns (including future carpet patterns), customer purchasing practices and preferences, compilations (including compilations of customer information), programs (including computer programs and models), devices (including carpet manufacturing equipment), methods (including aesthetic and functional design and manufacturing methods), techniques (including style and design technology and plans), drawings (including product or equipment drawings), processes, financial data (including sales forecasts, sales histories, business plans, budgets and other forecasts), or lists of actual or potential customers or suppliers (including identifying information about those customers or suppliers), whether or not reduced to writing. Confidential Information subject to this Agreement may include information that is not a trade secret under applicable law, but such information not constituting a trade secret shall be treated as Confidential Information under this Agreement for only a two-year period after termination of Executive’s employment.

(iii) “Customers” shall mean customers of the Company that Executive, during the two-year period before termination of Executive’s employment, (A) solicited or serviced or (B) about whom Executive had Confidential Information. The parties acknowledge that a two-year period for defining Customers (as well as “Suppliers,” below) is reasonable based on the Company’s typical sales cycle, budgetary requirements and procurement procedures.

(iv) “Products” shall mean carpet tile, modular carpet (including carpet “planks”), broadloom carpet (whether 12-foot, six-foot or other competitive widths), luxury vinyl tile, and other engineered textile flooring for contract, commercial, institutional (including, but not limited to, government and education), retail, hospitality and residential markets and customers.

(v) “Services” shall mean the services Executive shall provide as a Company executive, and that Executive shall be prohibited from providing (whether as an owner, partner, employee, consultant or in any other capacity) in competition with the Company, in accordance with the terms of this Agreement, which are principally to manage and supervise, and to have responsibility for, the conduct of the business of designing, developing, manufacturing, purchasing for resale, marketing, selling, distributing, installing, maintaining and reclaiming Products, and more specifically include, but are not necessarily limited to (A) preparation of business plans, budgets and forecasts, (B) development of strategies for marketing and pricing of Products to customers, (C) supervision of sale of Products through existing and potentially future channels of trade, and customer service activities related thereto, (D) development of overall strategy for such business, including use/expansion of retail stores, e-commerce/web and/or catalog marketing and distribution channels, (E) design and development of Products, (F) development and maintenance of relationships with customers, interior design professionals, architects and suppliers, (G) employment and supervision of key executives, retail store management, sales, marketing and operations personnel, (H) development of plans for domestic and international expansion of such business, including expansion through market segmentation strategies, merger, acquisition, joint venture, franchise, licensing, third-party distribution and other combinations and affiliations, and (I) supervision and oversight of manufacturing operations and quality control for Products, including “mass customization” production strategy and methods for reducing waste in the production process. Executive acknowledges that he has been informed of and had an opportunity to discuss with the Company the specific activities Executive will perform as Services and Executive understands the scope of the activities constituting Services.

(vi) “Supplier” shall mean a supplier of the Company that Executive, during the two-year period before termination of Executive’s employment, (A) had contact with on behalf of the Company, or (B) about whom Executive had Confidential Information.

(vii) “Territory” shall mean North America, which is the primary geographic area where Executive performs Services for the Company (though Executive’s responsibilities extend beyond North America) and in which the Company continues to conduct a significant portion of its business. Executive has been informed of and had an opportunity to discuss with the Company the specific territory in which Executive will perform Services. Executive acknowledges that the market for the Company Products is worldwide, and that the Territory is the area in which the parties agree that Executive’s provision of Services in violation of this Agreement would cause significant harm to the Company.

(b) Non-disclosure and Restricted Use.  Executive shall use best efforts to protect Confidential Information.  Furthermore, Executive shall not use, except in connection with work for the Company, and will not disclose during or after Executive’s employment, the Company’s Confidential Information.

(c) Return of Materials.  Upon the expiration of this Agreement or termination for any reason of Executive’s employment, or at any time upon the Company’s request, Executive shall deliver promptly to the Company all materials, documents, plans, records, notes or other papers and any copies in Executive’s possession or control relating in any way to the Company’s business, which at all times shall be the property of the Company.

(d) Non-solicitation of Customers.  During employment with the Company and for 12 months after the expiration or termination for any reason of Executive’s employment, Executive shall not solicit Customers for the purpose of providing or selling any Products. Notwithstanding the foregoing, if a Change in Control occurs during the term of this Agreement, and Executive is thereafter Involuntarily Separated from Service or Separates from Service for Good Reason during the employment term, Executive shall not, for 24 months following Executive’s last day of employment, solicit Customers for the purpose of providing or selling any Products.

(e) Non-solicitation of Suppliers.  During employment with the Company and for 12 months after the expiration or termination for any reason of Executive’s employment, Executive shall not solicit any Supplier for the purpose of obtaining goods or services that the Company obtained from that Supplier and that are used in or relate to any Products. Notwithstanding the foregoing, if a Change in Control occurs during the term of this Agreement, and Executive is thereafter Involuntarily Separated from Service or Separates from Service for Good Reason during the employment term, Executive shall not, for 24 months following Executive’s last day of employment, solicit any Supplier for the purpose of obtaining goods or services that the Company obtained from that Supplier and that are used in or relate to any Products.

(f) Non-solicitation of Company Employees.  During employment with the Company and for 12 months after the expiration or termination for any reason of Executive’s employment, Executive shall not solicit for employment with another person or entity, anyone who is, or was at any time during the year prior to such expiration or termination of Executive’s employment, a Company employee. Notwithstanding the foregoing, if a Change in Control occurs during the term of this Agreement, and Executive is thereafter Involuntarily Separated from Service or Separates from Service for Good Reason during the employment term, Executive shall not, for 24 months following Executive’s last day of employment, solicit for employment with another person or entity, anyone who is, or was at any time during the year prior to such expiration or termination of Executive’s employment, a Company employee.

(g) Limitations on Post-Termination Competition.  During employment with the Company and for 12 months after the expiration or termination for any reason of Executive’s employment, Executive shall not provide any Services within the Territory to any person or entity developing, designing, manufacturing, marketing, selling, distributing or installing any Products. Notwithstanding the foregoing, if a Change in Control occurs during the term of this Agreement, and Executive is thereafter Involuntarily Separated from Service or Separates from Service for Good Reason during the employment term, Executive shall not, for 24 months following Executive’s last day of employment, provide any Services within the Territory to any person or entity developing, designing, manufacturing, marketing, selling, distributing or installing any Products.

(h) Disparagement.  Executive shall not at any time make false or misleading statements about the Company, including its Products, management, employees, Customers and Suppliers.

(i) Future Employment Opportunities.  At any time before, and for 12 months after, the expiration or termination for any reason of Executive’s employment, Executive shall, before accepting employment with another employer, provide such prospective employer with a copy of Section 9 of this Agreement and, upon accepting any employment with another employer, provide the Company with such employer’s name and a description of the services Executive will provide to such employer.

(j) Work For Hire Acknowledgment; Assignment.  Executive acknowledges that Executive’s work on and contributions to documents, programs, and other expressions in any tangible medium (collectively, “Works”) are within the scope of Executive’s employment and part of Executive’s duties and responsibilities. Executive’s work on and contributions to the Works will be rendered and made by Executive for, at the instigation of, and under the overall direction of, the Company, and are and at all times shall be regarded, together with the Works, as “work made for hire” as that term is used in the United States Copyright Laws. Without limiting this acknowledgment, Executive assigns, grants, and delivers exclusively to the Company all rights, titles, and interests in and to any such Works, and all copies and versions, including all copyrights and renewals. Executive shall execute and deliver to the Company, its successors and assigns, any assignments and documents the Company requests for the purpose of establishing, evidencing, and enforcing or defending its complete, exclusive, perpetual and worldwide ownership of all rights, titles and interests of every kind and nature, including all copyrights, in and to the Works, and Executive constitutes and appoints the Company as Executive’s agent to execute and deliver any assignments or related documents Executive fails or refuses promptly to execute and deliver, this power and agency being coupled with an interest and being irrevocable.

(k) Inventions, Ideas and Patents.  Executive shall disclose promptly to the Company (which shall receive it in confidence), and only to the Company, any invention or idea of Executive (developed alone or with others) conceived or made during Executive’s employment by the Company or within six months of the date of expiration of this Agreement or termination of employment.  Executive assigns to the Company any such invention or idea in any way connected with Executive’s employment with the Company or related to the Company’s business, research or development, or demonstrably anticipated research or development, and will cooperate with the Company and sign all documents deemed necessary by the Company to enable it to obtain, maintain, protect and defend patents covering such inventions and ideas and to confirm the Company’s exclusive ownership of all rights in such inventions, ideas and patents. Executive irrevocably appoints the Company as Executive’s agent to execute and deliver any assignments or related documents Executive fails or refuses to execute and deliver promptly, this power and agency being coupled with an interest and being irrevocable. This constitutes the Company’s written notification that this assignment does not apply to an invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on Executive’s own time, unless (i) the invention relates (A) directly to the business of the Company or (B) to the Company’s actual or demonstrably anticipated research or development, or (ii) the invention results from any work performed by Executive for the Company.

(l)    Survival of Provisions.  Upon the expiration or termination of Executive’s employment for any reason whatsoever (whether voluntary on the part of Executive, for Cause, or other reasons), the obligations of Executive pursuant to this Section 9 shall survive and remain in effect.

(m)  Injunctive Relief.  Executive acknowledges that any breach of the terms of this Section 9 would result in material damage to the Company, although it might be difficult to establish the monetary value of the damage. Executive therefore agrees that the Company, in addition to any other rights and remedies available to it, shall be entitled to obtain an immediate injunction (whether temporary or permanent) from any court of appropriate jurisdiction in the event of any such breach thereof by Executive, or threatened breach which the Company in good faith believes will or is likely to result in irreparable harm to the Company.

10. Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Georgia and the federal laws of the United States of America, without regard to rules relating to the conflict of laws. Executive hereby consents to the exclusive jurisdiction of the Superior Court of Cobb County, Georgia and the U.S. District Court in Atlanta, Georgia, and hereby waives any objection Executive might otherwise have to jurisdiction and venue in such courts in the event either court is requested to resolve a dispute between the parties.

11. Dispute Resolution; Expenses. All claims by Executive for any unpaid compensation and benefits under this Agreement shall be directed to the Board and shall be in writing. Any denial by the Board of a claim for compensation or benefits under this Agreement shall be delivered to Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Board shall afford a reasonable opportunity to Executive for a review of a decision denying a claim and shall further allow Executive to appeal to the Board a decision of the Board within 60 days after notification by the Board that Executive’s claim has been denied. In the event Executive incurs legal fees and other expenses in seeking to obtain or to enforce any rights or benefits provided by this Agreement and is successful, in whole or in part, in obtaining or enforcing any such rights or benefits through litigation, settlement, arbitration, mediation or otherwise, the Company shall pay or reimburse Executive’s reasonable legal fees and expenses incurred in enforcing this Agreement. Except to the extent provided in the preceding sentence, each party shall pay his or its own legal fees and other expenses associated with any dispute. Any of Executive’s legal fees or expenses to be paid by the Company shall be paid as soon as practicable, but not later than 30 days after Executive submits evidence of such expenses to the Company.

12. Code Section 409A.  This Agreement is intended to comply with the requirements of Code Section 409A and shall be construed accordingly.  Any payments or distributions to be made to Executive under this Agreement upon a separation from service of amounts classified as “nonqualified deferred compensation” for purposes of Code Section 409A, and not exempt from Code Section 409A, shall in no event be made or commence until six months after Executive’s Section 409A Separation from Service. Any reference to a payment being exempt (or not exempt) from Code Section 409A refers to any applicable exemption available under Section 409A, including, without limitation, the short-term deferral rule and severance pay exemptions as provided in Code Section 409A and the Treasury Regulations. Each payment under this Agreement (whether of cash, property or benefits) shall be treated as a separate payment for purposes of Code Section 409A.  Where this Agreement provides that a payment will be made upon a specified date or during a specified period, such date or period, as required by Code Section 409(A), but in no way to detract from or excuse the payment deadlines set forth in the operative provisions above in this Agreement, will be the Code Section 409A “payment date” or “payment period”, and actual payment will be made no later than the latest date permitted under Code Section 409A and the regulations thereunder (generally, by the later of the end of the calendar year in which the payment date falls, or the fifteenth day of the third calendar month after the payment date occurs).  To the extent that any payments made pursuant to this Agreement are reimbursements exempt from Code Section 409A, the amount of such payments during any calendar year shall not affect the benefits provided in any other calendar year, and the right to any such payments shall not be subject to liquidation or exchange for another benefit or payment. As required by Code Section 409A, but in no way to detract from or excuse the payment deadlines set forth in the operative provisions above in this Agreement, the payment date for any reimbursements shall in no event be later than the last day of the calendar year immediately following the calendar year in which the reimbursed expense was incurred.

13. Execution of Standard Company Agreements.  Within 30 days following commencement of Executive’s employment with the Company, Executive agrees to execute any standard Company employment and benefit-related agreements and/or acknowledgements required of all new employees, including the Company’s current (a) Agreement Regarding Confidentiality and Work Product, (b) Code of Business Conduct and Ethics, and (c) Agreement Regarding Use of Electronic Systems.

14. Tax Withholding; Exempt Employment Status.  Except as specifically set forth in this Agreement, all payments referenced herein are subject to reduction by applicable State and Federal withholding laws. Executive acknowledges his position with the Company is considered an exempt position for purposes of U.S. wage-hour law, and that Executive is not eligible for overtime pay for any hours actually worked in excess of 40 hours in a given workweek.

15. Notices.  All notices, consents and other communications required or authorized to be given by either party to the other under this Agreement shall be in writing and shall be deemed to have been given or submitted (a) upon actual receipt if delivered in person or by facsimile transmission with receipt confirmation, (b) upon the earlier of actual receipt or the expiration of two business days after sending by express courier (such as UPS or Federal Express), and (c) upon the earlier of actual receipt or the expiration of seven days after mailing if sent by registered or certified express mail, postage prepaid, to the parties at the following addresses:

To the Company: Interface, Inc. 2859 Paces Ferry Road, Suite 2000 Atlanta, Georgia 30339 Fax No.: 770-437-6822 Attn: Chief Executive Officer

With a copy to: Interface, Inc. 2859 Paces Ferry Road, Suite 2000 Atlanta, Georgia 30339 Fax No.: 770-319-6270 Attn: General Counsel

To Executive: Jay D. Gould 4190 West Oaks Court Atlanta, Georgia 30342 (or at the last address and fax number shown on the records of the Company)

Either party may change its address (and facsimile number) for purposes of notices under this Agreement by providing notice to the other party in the manner set forth above.

16. Failure to Enforce.  The failure of either party hereto at any time, or for any period of time, to enforce any of the provisions of this Agreement shall not be construed as a waiver of such provision(s) or of the right of such party thereafter to enforce each and every such provision.

17. Binding Effect; Assignment.  This Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns, and Executive and his heirs and personal representatives, but, except as hereinafter provided, neither this Agreement nor any right hereunder may be assigned or transferred by either party hereto (or by any beneficiary or any other person), nor shall this Agreement or any right hereunder be subject to alienation, anticipation, sale, pledge, encumbrance, execution, levy or other legal process of any kind against Executive, Executive’s beneficiary or any other person.  Notwithstanding the foregoing, any person or business entity succeeding to all or substantially all of the business of the Company by stock purchase, merger, consolidation, purchase of assets, or otherwise, shall be bound by and shall adopt and assume this Agreement, and the Company shall obtain the express assumption of this Agreement by such successor and provide evidence of same to Executive.

18. Nature of Obligation.  The agreement of the Company (or its successor) to make payments to Executive hereunder shall represent the unsecured obligation of the Company (and its successor), except to the extent (a) the terms of any other agreement, plan or arrangement pertaining to the parties provide for funding, or (b) the Company (or its successor), in its sole discretion, elects in whole or in part to fund the Company’s obligations under this Agreement pursuant to a trust arrangement or otherwise.

19. Entire Agreement.  This Agreement supersedes all prior discussions and agreements between the parties and constitutes the sole and entire agreement between the Company and Executive with respect to the subject matter hereof. This Agreement shall not be modified or amended except pursuant to a written document signed by the parties hereto, which makes specific reference to this Agreement and the fact that it is modifying or amending this Agreement.

20. Severability.  If any provision of this Agreement shall be held to be illegal, invalid or unenforceable by a court of competent jurisdiction, it is the intention of the parties that the remaining provisions shall constitute their agreement with respect to the subject matter hereof, and all such remaining provisions shall continue in full force and effect.

21. Counterparts; Electronic Copies.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. This Agreement may be executed using facsimile or scanned signatures and such signatures shall be given the authority of original signatures for purposes of executing and enforcing the validity of this Agreement.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officers, and Executive has hereunder set his hand, as of the date first above written.

INTERFACE, INC.

By:          /s/ Daniel T. Hendrix_______________
Daniel T. Hendrix
Chairman, President and CEO

Attest:    /s/ Raymond S. Willoch____________
Raymond S. Willoch
Secretary

EXECUTIVE:

/s/ Jay D. Gould____________________
Jay D. Gould